UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2012

MORRIS PUBLISHING GROUP, LLC

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or other jurisdiction

of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851

(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation

On July 11, 2012, Morris Publishing Group, LLC (“Morris Publishing”) elected to redeem all of the outstanding notes under the Indenture dated as of March 1, 2010 (the “New Notes”) among Morris Publishing and Morris Publishing Finance Co., a Georgia corporation (“Morris Finance” together, with Morris Publishing, the “Issuers”), the Guarantors signatory thereto, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”). The redemption is an “Optional Redemption” (as defined in the Indenture) under Section 3.7 of the Indenture and Paragraph 5 of the Note. The material terms of the Optional Redemption are as follows:

•	the Redemption Date is August 10, 2012;

•	the principal amount of the New Notes to be redeemed is $57,231,110, constituting 100% of the outstanding New Notes; and

•

the Redemption Price is $57,803,421, constituting 101% of the principal amount of the New Notes, plus $635,902 constituting the amount of accrued and unpaid interest on the New Notes through the redemption date, for a total payment of $58,439,324.

The Issuers have mailed a Notice of Redemption to the holder record of the New Notes by first-class mail at its registered address, with a copy to the Trustee, in accordance with the Indenture. Accordingly, the due date of the New Notes has been accelerated to correspond with the Redemption Date.

The Issuers have irrevocably deposited with the Trustee funds in an amount sufficient to redeem the New Notes in the amount of $58,439,324, and have irrevocably directed the Trustee to apply such funds to the payment of the Redemption Price on the Redemption Date.

Item 8.01	Other Events

Morris Publishing has been a voluntary filer under Section 15(d) of the Securities Exchange Act of 1934 (the “Act”) as required by a covenant in the Indenture. After the Notice of Redemption and the deposit with the Trustee of the funds to make the Optional Redemption, the Indenture has been satisfied and discharged, except for certain limited provisions that survive. Accordingly, Morris Publishing’s obligations under the Indenture to file annual, quarterly and current reports have terminated and Morris Publishing will cease filing voluntary reports with the Securities and Exchange Commission (“SEC”).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORRIS PUBLISHING GROUP, LLC

Date: July 11, 2012

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer